Exhibit 99.1

Patrick L. McCrory Elected to

Kewaunee Scientific Board of Directors

Exchange:	NASDAQ (KEQU)	Contact:	Beth Phillips
704/871-3201

STATESVILLE, NC, May 27, 2009—Kewaunee Scientific Corporation (NASDAQ: KEQU) announced today the election of Patrick L. McCrory to Kewaunee Scientific’s Board of Directors.

Mr. McCrory, a resident of Charlotte, North Carolina, is a partner with McCrory & Company, a business consulting firm, and is also serving his seventh and final term as the Mayor of Charlotte, the longest-serving Mayor in the history of Charlotte.

“We are excited to have Pat join our Board of Directors,” said William A. Shumaker, President and CEO of Kewaunee Scientific. “We look forward to the broad insights and perspectives provided by his impressive career in the public and private sectors.”

While serving as Charlotte’s Mayor, Mr. McCrory has overseen a budget of $1.8 billion and a population growth of 20%. During this period, he also served as a seven-term Chair of the U.S. Conference of Mayors Environment Committee. He is involved in many national organizations, and he has frequently testified before Congress, has spoken at the National Press Club, and has been a guest on several national media broadcasts. He was the Republican candidate for Governor of North Carolina in the 2008 election.

Mr. McCrory has had an extensive private sector career serving 29 years with Duke Energy Corporation. During his career at Duke, he held several key management positions in Recruitment and Staffing, Management and Professional Training, and Economic Development and Industrial Recruitment. He also held leadership positions with the American Society of Training Development and the National College Placement Association. In addition, he serves on the Board of Directors of Tree.com, the parent company of LendingTree.com.

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company’s corporate headquarters and domestic manufacturing facilities are located in Statesville, North Carolina. The Company has subsidiaries in Singapore and Bangalore, India that serve the Asian and Middle East markets. Kewaunee Scientific’s website is located at http://www.kewaunee.com.